Exhibit 10.3

AMENDMENT TO
EMPLOYMENT, CONFIDENTIALITY AND NONCOMPETE AGREEMENT

This Amendment to Employment, Confidentiality and Noncompete Agreement (this “Amendment”) is entered into effective as of March 29, 2020 (the “Amendment Effective Date”), by and between Build-A-Bear Workshop, Inc., a Delaware corporation (“Company”), and Sharon Price John (“Employee”).

WHEREAS, Company and Employee are party to that certain Employment, Confidentiality and Noncompete Agreement, effective as of March 7, 2019 (the “Agreement”).

WHEREAS, in response to the potential effect of the COVID-19 pandemic on Company’s revenue, the Company and Employee would like to amend the Agreement to temporarily reduce Employee’s base salary, defer certain bonus payments and to make the other changes discussed herein.

NOW, THEREFORE, in consideration of the compensation and other benefits of Employee’s employment by Company and the recitals, mutual covenants and agreements set forth herein and in the Agreement, Employee and Company agree to amend the Agreement as follows:

1.     Amendments. The following shall be added as a new Section 3(g) to the end of Section 3 of the Agreement:

(g)     Temporary Amendments to Sections 3(a) and 3(b).

(i) As of the Amendment Effective Date, Employee’s annual base salary shall be reduced by twenty percent (20%) for the duration of the Reduction Period. “Reduction Period” means the period commencing on the Amendment Effective Date through and including the earliest of (A) December 31, 2020, (B) the date on which the Compensation Committee approves the ending of the Reduction Period, and (C) the date on which the then-current non-executive employees of the Company who were employed by the Company as of March 15, 2020 and whose base salaries were reduced as a result of the COVID-19 pandemic have had their respective annual base salaries returned to at or above their respective annual base salary amounts as of March 15, 2020. Such reduced amounts shall continue to be payable in accordance with Company’s usual practices. Except as explicitly contemplated by this Section 3(g)(i), Employee’s annual base salary rate shall not be subject to decrease at any time during the Employment Period. Employee shall not be entitled to any back-pay or makeup pay as a result of the salary reduction under this Section 3(g)(i) after the end of the Reduction Period.

(ii) The Parties agree that bonus amounts owed to Employee for the fiscal year ended February 1, 2020 (the “2019 Bonus”) under this Agreement and pursuant to the Build-A-Bear Workshop, Inc. Fiscal 2019 Bonus Plan shall be paid by Company in a lump sum on December 31, 2020 or, if approved by the Compensation Committee, in one or more installments on or prior to December 31, 2020. In the event of termination of this Agreement prior to payment of Employee’s 2019 Bonus in full because of Employee’s death or disability (as defined by Section 4.1(b)), termination by Company without Cause pursuant to Section 4.1(c) of the Agreement, or pursuant to Employee’s right to terminate the Agreement for Good Reason under Section 4.1(d) of the Agreement, as modified by this Amendment, (1) the 2019 Bonus shall be paid at the time and in the form such bonus would have been paid pursuant to this Amendment had Employee’s employment continued until the payment date and (2) the bonus for the fiscal year in which such termination occurs shall be pro-rated based on the number of full calendar weeks during the applicable fiscal year during which Employee was employed hereunder, based on the bonus amount that Employee would have earned based on actual performance for the fiscal year had Employee’s employment not terminated, and shall be paid at the time and in the form such bonus would have been paid had Employee’s employment continued; provided, however, in the event of termination of this Agreement because of Employee’s termination by Company without Cause pursuant to Section 4.1(c) or pursuant to Employee’s right to terminate this Agreement for Good Reason under Section 4.1(d) and such termination is on the date of a Change in Control or during a period of twenty-four (24) months after a Change in Control, Employee’s target bonus for the fiscal year in which such termination occurs shall be prorated based on the number of full calendar weeks during the applicable fiscal year during which Employee was employed hereunder and shall be paid within thirty (30) days of such termination (subject to any delay in payout required under Section 4.2(b)). Notwithstanding anything herein to the contrary, no bonus (including, without limitation, the 2019 Bonus) shall be payable hereunder in the event that Employee’s employment terminates for any other reason prior to the date on which any bonus is actually paid.

(iii) At all times until Employee’s base salary has been returned to at or above Employee’s base salary level as of immediately prior to the Amendment Effective Date and Employee’s 2019 Bonus has been paid in full, this Section 3(g) shall be in lieu of, and not in addition to, any rights and obligations under Section 3(a) and 3(b), as applicable.

2.     Affirmation of Agreement. The Agreement, as amended hereby, is reaffirmed in all respects. For the avoidance of doubt, the Employee agrees that the amendments contained herein do not constitute a “Good Reason”, with or without the giving of notice, under the Agreement. In the event of any conflict between this Amendment and the Agreement, this Amendment shall govern.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of April 14, 2020, to be effective as of the Amendment Effective Date.

/s/ Sharon Price John
Sharon Price John

BUILD-A-BEAR WORKSHOP, INC.

By: /s/ Eric R. Fencl

Name: Eric R. Fencl

Title:    Chief Administrative Officer, General Counsel and Secretary